Exhibit 99.1

ABERCROMBIE & FITCH REPORTS

JANUARY SALES RESULTS

New Albany, Ohio, February 4, 2010: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $222.8 million for the four-week period ended January 30, 2010, a 16% increase from net sales of $191.5 million for the four-week period ended January 31, 2009. January comparable store sales increased 8%. Total Company direct-to-consumer net merchandise sales increased 8% to $28.0 million.

As of January 30, 2010, the Company completed the closure of its Ruehl branded stores and related direct-to-consumer operations. Reported net sales for the month include $1.4 million of net sales for Ruehl, as compared to $4.4 million in the prior year. Ruehl net sales for current and prior periods will be reclassified into and reported as discontinued operations when the Company reports its fourth quarter results on February 16, 2010.

For the fourth quarter, the Company reported a net sales decrease of 5% to $951.0 million from $998.0 million last year. Comparable store sales decreased 13% for the quarter. Total Company direct-to-consumer net sales increased 1% to $96.4 million for the fourth quarter. Reported net sales for the quarter include $14.8 million of net sales for Ruehl, as compared to $17.1 million in the prior year.

For Fiscal 2009, the Company reported a net sales decrease of 16% to $2.977 billion from $3.540 billion last year. Comparable store sales decreased 23% for the fiscal year. Total Company direct-to-consumer net merchandise sales decreased 5% to $258.1 million for Fiscal 2009. Reported net sales for the year include $48.2 million of net sales for Ruehl, as compared to $56.2 million in the prior year.

During fiscal November and fiscal December, the Company conducted special events in most of its North American stores and direct-to-consumer channels in which complimentary gift cards, redeemable on or before January 30, 2010, were issued to customers who made purchases above defined amounts. At the beginning of the fiscal month, the value of complimentary gift cards issued but not redeemed was approximately $22 million, substantially all of which has been recognized in sales in January.

Additional information regarding sales for fiscal January can be found in a pre-recorded message accessible by dialing (800) 395-0662, or, internationally, by dialing (402) 220-1262.

January 2010 Developments

•	Total Company net sales increased 16%

•	Total Company comparable store sales increased 8%

•	Total Company direct-to-consumer net merchandise sales increased 8%

•	Abercrombie & Fitch comparable store sales increased 12%

•	abercrombie kids comparable store sales increased 10%

•	Hollister Co. comparable store sales increased 5%

•	Ruehl comparable store sales decreased 47%

Other Developments

The Company continues to anticipate that its fiscal year-end review of long-lived, store-related assets will result in a non-cash impairment charge in the fourth quarter.

In addition, as stated above, the results of Ruehl for the current and prior periods will be reclassified into and reported as discontinued operations when the Company reports its fourth quarter results on February 16, 2010.

The Company will release its fourth quarter results on Tuesday, February 16, 2010, prior to the opening of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call, dial (888) 204-4317 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981-5589. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 6042496 or through www.abercrombie.com.

At the end of Fiscal 2009, the Company operated a total of 1,096 stores. The Company operated 340 Abercrombie & Fitch stores, 205 abercrombie kids stores, 507 Hollister Co. stores and 16 Gilly Hicks stores in the United States. The Company also operated six Abercrombie & Fitch stores, four abercrombie stores and 18 Hollister Co. stores internationally. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2009 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: current general and financial economic conditions; changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; availability and market prices of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; estimates of expenses which the Company may incur in connection with the closure of the Ruehl stores and related direct-to-consumer operations; and the outcome of pending litigation or other adversarial proceedings. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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